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Exhibit (a)(1)(iii)

        OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING UNITS OF

OSG AMERICA L.P.

AT
$10.25 PER UNIT
BY

OSG BULK SHIPS, INC.

A WHOLLY OWNED SUBSIDIARY OF

OVERSEAS SHIPHOLDING GROUP, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON DECEMBER 4, 2009, UNLESS THE DEADLINE IS EXTENDED.

November 5, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been appointed by Overseas Shipholding Group, Inc. ("Parent"), to act as Information Agent in connection with the offer by OSG Bulk Ships Inc., a New York corporation ("Purchaser") and a wholly owned subsidiary of Parent, to purchase any and all common units (the "Units"), of OSG America L.P., a Delaware limited partnership (the "Partnership"), other than Units owned by Parent and its affiliates, at a purchase price of $10.25 per Unit, in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 5, 2009 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith.

        Holders of Units whose certificates for such Units (the "Unit Certificates") are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to BNY Mellon Shareowner Services (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) must, if they wish to tender their Units, tender their Units according to the guaranteed delivery procedures set forth in "The Offer—Section 3. Procedure for Tendering Units" of the Offer to Purchase.

        The Offer contains a non-waivable condition that more than 4,003,166 Units be tendered, which would require a majority of the Units held by unaffiliated Unitholders be tendered in the Offer. If the Offer is successfully consummated, the Units Purchaser purchases pursuant to the Offer, together with the Units already owned by Purchaser and its affiliates, will represent more than 12,003,600 Units, which would represent more than 80% of the Units outstanding and Purchaser plan to thereafter exercise its right pursuant to Section 15.01 of the amended and restated limited partnership agreement of the Partnership to purchase all of the Units that continue to remain outstanding after consummation of the Offer. See "The Offer—Section 11. Conditions to the Offer" of the Offer to Purchase.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Units registered in your name or in the name of your nominee.

        1.     Offer to Purchase;

        2.     Solicitation/Recommendation Statement on Schedule 14D-9;

        3.     Letter of Transmittal for your use in accepting the Offer and tendering Units and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Units), including Form W-9;

        4.     Notice of Guaranteed Delivery to be used to accept the Offer if Unit certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed on a timely basis; and

        5.     A return envelope addressed to BNY Mellon Shareowner Services, as Depositary.

        In order to tender Units in the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in "The Offer—Section 3. Procedure for Tendering Units" of the Offer to Purchase) in connection with a book-entry delivery of Units, and other required documents should be sent to the Depositary and (ii) Unit certificates representing the tendered Units should be delivered to the Depositary, or such Units should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

        Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Units pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

        The amount of any transfer taxes (whether imposed on the registered holder of Units or any person) payable on account of the transfer of Units will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted as provided in Instruction 8 of the Letter of Transmittal.

        PLEASE CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON DECEMBER 4, 2009, UNLESS THE DEADLINE IS EXTENDED.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone number set forth on the back cover of the Offer to Purchase.

                        Very truly yours,

                        Innisfree M&A Incorporated

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PARENT, PURCHASER, THE PARTNERSHIP, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit (a)(1)(iii)